Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Kimco Realty Corporation of our report dated March 6, 2006, except with respect to our opinions on the consolidated financial statements and financial statement schedules of Kimco Realty Corporation and Subsidiaries insofar as they relate to the effects of the discontinued operations as discussed in Notes 1, 6, 22 and 23 as to which the date is July 27, 2006, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Kimco Realty Corporation’s Current Report on Form 8-K dated July 28, 2006 and our report dated May 5, 2006, with respect to the combined historical summary of revenues and certain expenses of the Puerto Rico Portfolio which appears in the Current Report on Form 8-K of Kimco Realty Corporation dated May 8, 2006. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York

July 28, 2006